This software development agreement made this 7th day of August, 1998 between AMERICOM USA, INC., a company incorporated under the laws of Delaware (the "Company") and SYSTEAM SPA, a Developer with head office in Rome, via degli Eroi di Cefalonla, 37 registered under the laws of Italy, represented by Nicola Di Tomaso (the "Developer").

Whereas:
     1. The Company has developed certain technology (hereinafter described as the "Technology") as described in Schedule A" hereof and including without limiting the generality of the foregoing
(i) All source code and object code comprising any part of or in any way used in any software applications or modules (collectively, the "Software") forming the basis of or otherwise used in connection with the Technology together with all tapes, disks, printouts and other media on which the Software is stored. (ii) To the extent reduced to written or other tangible form (including but not limited to electronic media), all drawings, designs, plans, manuals, research, specifications, formulae, processes, know-how, technology, trade secrets and other confidential or proprietary information and other data and information pertaining in any way to the Technology or the Software or contemplated improvements, supplements, additions to the Technology or the Software;

     2. The Developer is engaged in information technology consulting, software development, marketing, licensing and support of certain software;

     3. The Company has requested Developer to continue the development of the Technology as described in Schedule "A" annexed hereto;

     4. Developer is prepared to undertake such development under the terms and conditions specified in this Agreement for the consideration specified in Schedule "B";

In consideration of the premises and mutual covenants herein set forth and provided for, the parties hereto covenant and agree as follows:

1.  DEFINITIONS

     The following words and terms shall have the following meanings when used herein and such definitions shall apply to both the singular and plural forms of any such words and terms:
          (a) "Acceptance Date" means the date on which the Software has passed all acceptance tests in accordance with the provisions of clause 4(2) or has otherwise been accepted by the Company under clause 4(3).
          (b) "Agreement" means this agreement including all schedules.
          (c) "Business Day" means each of Monday, Tuesday, Wednesday, Thursday and Friday except where any such day occurs on any federal or provincial statutory holiday observed in the Province of Ontario.
          (d) "Charges" means the Royalty to be paid by Company to Developer as set out in Schedule "B".
                         (e)  "Commencement Date" means the date
          within one year of the execution of this Agreement by the parties whereinwhich the parties commence the preparation of the Functional Specifications and on the occurrence thereof each party shall within two (2) days thereof confirm same has occurred to the other in writing.
          (f) "Detailed Specifications" has the meaning given in clause 2 and refers to Phase 2 and includes any amended Detailed Specifications referred to in that clause.
          (g) "Functional Specifications" means those capabilities and functions to be met by the Software in Phase 2.
          (h) "Implementation Schedule" means the schedule of events leading to the implementation of the Software for Phase 2.
               (i)  "Licensed Materials" means the Detailed
          Specifications, the Software and the System Documentation.
         (j) "Licensed Software" means those software programs conforming to the Functional Specifications to be developed by Developer and owned by the Company pursuant to the terms and conditions of this Agreement.
         (k) "Party" or "Parties" means either Developer or Company if used in the singular and both Developer and Company if used in the plural.
         (l) Phase 1" means the preliminary work to be completed pursuant to an oral agreement between the parties and which oral agreement is amalgamated and merged with and forms part of this Agreement.
         (m) "Phase 2" means the work to be completed under the terms of this Agreement.
         (n) "Royalty Period" means that period set forth in Schedule "B" whereinwhich the Developer is paid royalties as therein set forth for their work.
         (o) "System Documentation" means all documents, flowcharts, printout specifications, file specifications, test data, screen layouts, data dictionaries, report layouts and all manuals which collectively contain a complete description and definition of all operating conditions of the Licensed Software, together with the source code listings of the Licensed Software and all operating and technical reference manuals describing the operation and management of the Licensed Software.

2. It is agreed and understood that the Developer has completed some of and will complete the balance of following matters relating to Phase 1 of the project:

                    a)  make the porting of existing database
          (developed in Access) in a SQL Server 7.0 B3 Database;
                    b) rewrite or change several parts of the code to increase the performance of the existing software.
                    c) develop the procedure inside the Database to increase the performance and the security and consistency of the data.
                    d)  Redefine several functions/utilities to
          increase the performance.
               e) Redefine the logic of same systems to increase the performance and rationalise the functions and data access.
          f)   Define and configure the Server farm

3. DEVELOPMENT OF PHASE 2 DETAILED SPECIFICATIONS:

       (1) On the Commencement Date, the Company together with the Developer will commence preparation of the Functional Specification for Phase 2.
       (2) Upon delivery of Functional Specification, Developer will commence preparation of detailed Licensed Software design specifications, time lines and acceptance test criteria (the "Detailed Specifications"). The Detailed Specifications shall be prepared in accordance with and shall be consistent with the Functional Specifications.
       (3) The Detailed Specifications shall be delivered to the Company for approval, within 20 Business Days of the Commencement Date. Upon delivery of the Detailed Specifications to the Company, the Company shall have 10 Business Days to approve the Detailed Specifications, to reject that portion of the Detailed Specifications dealing with acceptance test criteria, to reject the Detailed Specifications as a whole (specifying in reasonable detail the manner in which the Detailed Specifications are not in accordance with the Functional Specifications or the requirements of this Agreement), or to request specific clarifications, additions or modifications to the Detailed Specifications. Such approval, disapproval or request shall be given in writing within the time period aforesaid, and if not so given, the Company shall be deemed to have accepted the Detailed Specifications.
       (4) If the Detailed Specifications are rejected in whole or in part by the Company, or if the Company requests specific clarification, additions or modifications to the Detailed Specifications, then Developer shall have a further period of 20 Business Days, or such longer period of time as the Parties may in writing agree upon, in which to deliver to the Company amended Detailed Specifications, for approval. Upon delivery of such amended Detailed Specifications to the Company, the Company shall have 5 Business Days to approve the Detailed Specifications, to reject that portion of the Detailed Specifications dealing with acceptance test criteria or to reject the Detailed Specifications as a whole, specifying in reasonable detail the manner in which the Detailed Specifications are not in accordance with the Functional Specifications or the requirements of this Agreement. Such approval or disapproval shall be given in writing within the time period aforesaid, and if not so given, the Company shall be deemed to have accepted the Detailed Specifications.
       (5) If the Company accepts or is deemed to have accepted the Detailed Specifications, or if the Company has rejected only that portion of the amended Detailed Specifications which deals with acceptance test criteria, then the Detailed Specifications (other than such rejected part) shall be deemed to be incorporated into and shall form a part of the Functional Specifications. If there is a conflict between the Detailed Specifications as incorporated and the Functional Specifications prior to such incorporation, then the Detailed Specifications shall govern.
       (6) If the Company rejects that portion of the amended Detailed Specifications dealing with acceptance test criteria, then the Company shall be solely responsible at its own expense for developing Licensed Software acceptance test criteria for use as provided in clause 4.
       (7) If the Company rejects the amended Detailed Specifications as a whole, or if Developer fails to deliver the Detailed Specifications to the Company within 30 Business Days after the delivery of Functional Specification, or fails to deliver the amended Detailed Specifications to the Company as provided in clause 3(3), then the Company may terminate its obligations under this Agreement, in accordance with the provisions of clause 6.


3. DEVELOPMENT OF LICENSED SOFTWARE

     (1) Following acceptance by the Company of the Detailed Specifications, Developer shall proceed with the coding and debugging of the Licensed Software and the development of the System Documentation, all in accordance with the Implementation Schedule. In connection therewith, Developer shall provide the services of such personnel as may be necessary in order to efficiently complete the foregoing.
           (2) The Licensed Software shall at all times remain the property of the Company it being recognised between the parties that the Developer is simply expanding on the Technology developed by the Company.

4. DEVELOPMENT OF TEST DATA AND ACCEPTANCE TESTING

        (1) Following the Commencement Date and prior to the developer starting the activities for the Detailed specifications, Company, in cooperation with Developer, shall prepare and provide a complete and comprehensive set of test data (the "Test Data") for the purpose of testing the Licensed Software.
        (2) Following delivery of the Licensed Software, the Licensed Software shall be subjected to a series of acceptance tests, using the test data and/or the acceptance test criteria accepted by the Company as part of the Detailed Specifications, or prepared by the Company under clause 4(1), as the case may be. The Licensed Software shall be deemed to have passed such series of tests if and when, the Licensed Software has succesfully passed the acceptance tests.
        (3) The acceptance tests referred to in clause 4(2) shall be deemed to have been successfully completed if the Company does not notify Developer in writing of any failure within fifteen (15) Business Days of the date on which the failure occurred. If the Company does so notify Developer, Developer shall forthwith correct the Licensed Software and the related System Documentation, at no charge to the Company, and such acceptance test and the appropriate regression test will be executed and the remaining tests will be continued, until the test is successfully passed. Upon successful completion of all acceptance tests, the Company shall so notify Developer in writing within fifteen (15) days from the end of tests.
        (4) The acceptance date under clause 4(2) shall be deemed to have occurred on the date upon which the specified functions have been completed, and in the case of clause
        4(3), upon the earlier of expiration of the fifteen (15) Business Days and that date upon which Company provides written notice of the acceptance of the Software to Developer.

5. IMPLEMENTATION SCHEDULE

        (1) The development of the System Documentation, and the coding, debugging and acceptance testing of the Licensed Software shall be done in accordance with the timing set forth in the Detailed Specifications.
        (2) Developer and the Company shall report to each other at meetings held at regular intervals as to the progress being made by each of them in relation to the various events set forth in the Implementation Schedule, and the delays encountered and the action being taken to recover from such delays. In connection therewith the Company and Developer shall each designate one trained and competent person to act as its liaison contact, with one alternate if desired. No liaison person shall be changed without the prior written notice to the other Party.

        6. TERMINATION

        (1) If either party shall default in the performance of any of the terms and conditions of this agreement; or shall fail to do any acts or things by it herein agreed to be done at the time and in the manner herein provided, or shall do any act or thing prohibited under the terms of this agreement, or as hereinafter set forth, provided that in such case, if such breach or default is curable, the party shall first have the opportunity to cure any alleged default or breach within thirty (30) days after receipt of written notice thereof from the other and thereafter if such breach is not cured the other party may on written notice terminate this agreement;
        (2) If Developer does not deliver the Detailed Specifications to the company within the time periods set out in clause 2(2);
        (3) If the Company rejects as a whole the amended Detailed Specifications. If the Company gives notice of termination, the Developer shall deliver to the Company a complete set of the Detailed Specifications, the System Documentation and the Licensed Software (or such of the same as has then been created), all working papers, computer files and output then in its possession and which are applicable to the Licensed Software, and shall return to the Company all files and other materials belonging to the Company. The Company shall thereafter be entitled to use all such material.

               a) In the event of the occurance of such an event the Company shall pay to the Developer an amount equal to the reasonable billable time expended by the Developer,at the Developer's commercial rates to the date of termination.

                           (5)    If the Licensed Software has
                not passed all acceptance tests pursuant to paragraph 4 hereof, within 20 Business Days or such other time as defined in the test data after the delivery of the Software by the Developer, as a result of causes solely attributable to Developer or to the functionality of the Licensed Software, then the Company may by written notice to Developer either:
                           (a)    accept the Licensed Software
                           at its then level of performance, or
                           (b)    permit acceptance testing of
                           the Licensed Software to be
                           continued for such period as the
                           Company may designate in the notice.
                           During such period of time,
                           Developer shall, at no cost to the
                           Company, correct the Licensed
                           Software, following which the
                           Licensed Software shall again be
                           subjected to the applicable
                           acceptance tests or any portion
                           thereof not previously completed. If
                           acceptance testing cannot be
                           completed successfully within the
                           period set forth in the Company's
                           written notice, then the Company may
                           again choose to avail itself of (a)
                           and (b) of this clause, and so on
                           from time to time.
                (6) The Developer shall have the right to terminate this agreement subject to paragraph 6(1) hereof if:
                        (c) The Company does not pay or create
                        any royalties payable to the Developer
                        for any 3 consecutive quarters
                        commencing with the quarter beginning
                        April 1, 1999;
                        (d) The Company does not pay any
                        invoice for royalties owing to the
                        developer within 90 days of the end of
                        the quarter for which such royalties
                        are payable;
                        (e) If either party shall be
                        adjudicated a bankrupt or become
                        insolvent, goes into liquidation either
                        voluntarily or compulsorily, makes an
                        assignment or enters into any
                        composition or scheme or arrangement
                        for the benefit of its creditors,
                        discontinues its operations for any
                        reasons whatsoever, or if a receiver,
                        whether permanent or temporary, for all
                        or any part of the its respective
                        property, shall be appointed by any
                        Court of competent jurisdiction,
                        benefit of its creditors, or shall make
                        a proposal under any bankruptcy or
                        insolvency legislation, or commence any
                        proceedings to wind-up or liquidate or
                        dissolve;
                (7) In addition to and without prejudice to the rights and remedies to terminate this agreement, the parties shall have the right to seek judicial enforcement of their rights and remedies including, and not by way of limitation, injunctive relief, damages or specific performance.
                (8) No failure or delay on the part of either party to exercise their respective rights of termination or cancellation hereunder nor any default by either party shall be construed to prejudice the party's right of termination or cancellation for any subsequent defaults.

     7. PROPRIETARY AND TRADE SECRET INFORMATION

                    (1)    Developer acknowledges and agrees to
                    protect the confidential nature of the
                    Licensed Materials and any other material provided to Developer or obtained by Developer as a result of this Agreement.
                    (2)    Developer acknowledges that the
                    Licensed Materials are the exclusive
                    property of the Company and that they
                    contain proprietary and confidential
                    information and trade secrets of Company.
                    Developer agrees that its rights to use the Licensed Materials are only as set out in this Agreement. Developer shall not copy, assign, lend, sell, lease or otherwise dispose of or transfer to any third party the Licensed Materials without the prior written approval of Company except as necessary for the execution of this agreement.
                    (3)    Developer agrees to keep the
                    Licensed Materials in a secure manner and location.
                    (4)    In the event that Developer breaches
                    any of the foregoing provisions, Developer agrees to indemnify and hold Company harmless from all costs, losses or damages suffered or incurred by Company as a result of such breach. Developer further acknowledges that in the event of a breach of any of the provisions of this section, damages will not be an adequate remedy, and that the Company shall be entitled to equitable relief including an injunction.
                    (5)    The obligations of Developer and the
                    Company under this section shall survive termination or expiration of this Agreement for a period of three (3) years following termination of this Agreement or any renewal thereof.
                    8. TRAINING

                           Developer shall provide to the
                    Company, all necessary instruction in
                    respect of the use and support of the
                    Licensed Software. The Company may
                    designate any number of its personnel to attend such training (not in excess of 5). Those sessions at which training is to be provided shall be scheduled at times mutually agreed upon by Developer and the Company and shall be conducted at the Company's offices. The Company shall ensure that all persons designated by it for training are available at the times scheduled for training sessions. Developer shall ensure that any parts of the System Documentation required for proper training of the Company's personnel is delivered to the Company at least 20 Business Days prior to commencement of training.

                    9. SOFTWARE SUPPORT

                           (1)    Developer agrees to provide
                           to the Company ongoing support of
                           the Licensed Software and the System
                           Documentation, for a period equal to
                           the Royalty Period from the
                           Acceptance Date.
                           (2)    Support for the Licensed
                           Software includes:
                                   (a)    ongoing correction of
                                   programming errors, so that
                                   the Licensed Software will
                                   at all times conform to the
                                   System Documentation, and if
                                   required, correction of the
                                   System Documentation. To the
                                   extent possible, correction
                                   of programming errors will
                                   be done via on-line
                                   communication between
                                   terminals at Developer's
                                   offices and a terminal at
                                   the Company's offices;
                                   (b)    problem
                                   identification and
                                   resolution services
                                   available from qualified
                                   personnel of Developer via
                                   telephone;
                                   (c)    the development of
                                   all revisions, enhancements
                                   and upgrades to the Licensed
                                   Software as may from time to
                                   time be required to be made
                                   to the Software by the
                                   Company in accordance with
                                   specifications agreed
                                   between the Parties, and
                                   (d)    such other Software
                                   maintenance and support
                                   services as the parties
                                   agree time to time.

            10. WARRANTIES, EXCLUSIONS AND LIMITATIONS

            (1) Warranties of Developer -- Developer warrants to Company as follows:
                           (a)    Compliance with Functional
                           Specifications -- The Licensed
                           Software will operate and perform in
                           accordance with the Functional
                           Specifications.
                           (b)    Limited Product Warranty --
                           For a period of one year from the
                           Acceptance Date, the Licensed
                           Software will be substantially free
                           of programming errors, logic errors
                           and other defects in workmanship
                           attribuatble to work performed by
                           the Developer, provided that no
                           modifications are made to the
                           Licensed Software by persons other
                           than Developer, its employees or
                           persons approved by Developer. If
                           any such defect occurs within the
                           warranty period, Developer will
                           promptly correct such defect without
                           cost or expense to the Company.

     11. CONFIDENTIALITY

                 (1) Definition:
                            (a)    "Confidential Material of
                    Company" means:
                                          (i)    any
                                          information of a
                                          proprietary or
                                          confidential nature,
                                          including but not
                                          limited to financial
                                          and business
                                          information relating
                                          to Company which is
                                          communicated to
                                          Developer at any time;
                                          (ii)   any business
                                          systems,
                                          methodologies or
                                          computer programs of
                                          Company of which
                                          Developer may acquire
                                          knowledge in
                                          connection with or
                                          while performing its
                                          obligations under
                                          this Agreement, and
                                          (iii)  any other
                                          information or data
                                          received by Developer
                                          from Company that is
                                          identified as
                                          proprietary or
                                          confidential
                                          including the
                                          Technology.
                                  (2) Confidentiality
                           Obligations -- Developer
                           acknowledges that the
                           Confidential Material of Company
                           (the "Confidential Material") is
                           confidential and constitutes a
                           valuable asset of Company. The
                           Company acknowledges that the
                           Confidential Material of the
                           Developer ie., the technology,
                           techniques and standard used in the
                           development of the Licensed Software
                           by the Developer herein is
                           confidential and constitutes a
                           valuable asset of the Developer and
                           as such the Company grants to the
                           Developer and includes within the
                           Confidential Material such
                           technology, techniques and standard
                           used in the development of the
                           Licensed Software by the Developer;
                           (3)    Unless otherwise provided
                           under this Agreement, Developer and
                           Company shall as applicable:
                                          (a)    treat the
                                          Confidential Material
                                          as confidential;
                                          (b)    exercise at
                                          care and discretion
                                          with respect to the
                                          Confidential;
                                          (c)    take all
                                          necessary steps
                                          including but not
                                          limited to
                                          instruction of
                                          employees and agents
                                          of Developer, to
                                          ensure that the
                                          confidentiality of
                                          the Confidential
                                          Material is maintained;
                                          (d)    not disclose,
                                          publish, display or
                                          otherwise make
                                          available to other
                                          persons any of the
                                          Confidential Material
                                          of the other, or
                                          copies thereof except
                                          as necessary for the
                                          execution of this
                                          agreement;
                                          (e)    except to the
                                          extent authorized
                                          hereunder in respect
                                          of the Licensed
                                          Software not
                                          duplicate, copy or
                                          reproduce any of the
                                          Confidential Material
                                          without the prior
                                          written consent of
                                          the Company except as
                                          necessary for the
                                          execution of this
                                          agreement;

            (3) This clause does not apply to:
                           (a)    information that is in the
                           public domain or enters the public
                           domain through no breach of
                           confidence by Company or by Developer;
                           (b)    information that is available
                           to one Party from some source other
                           than the other Party without a
                           breach of confidence with the other
                           Party;
                           (c)    general computer technology,
                           ideas, concepts or tools;
                           (d)    information that is or
                           becomes a part of the public domain
                           through no act or omission of the
                           other Party, or
                           (e)    was in the other Party's
                           lawful possession prior to the
                           disclosure and had not been obtained
                           by the other Party either directly
                           or indirectly from the disclosing
                           Party; or
                           (f)    is lawfully disclosed to the
                           other party by a third party without
                           restriction on disclosure;
                           (g)    information which has been
                           provided in the first instance to
                           someone other than Company or
                           Developer or their respective
                           employees;
                           (h)    information disclosed seven
                           years after the date of this
                           Agreement, and
                           (i)    any disclosure as may be
                           required to be made by a court of
                           competent jurisdiction.

     12. COPYRIGHTS, TRADE MARK NOTICES, LEGENDS AND LOGOS

            (1) Developer will defend the Company against a claim that the Licensed Software used as authorised under this Agreement infringes any patent, copyright or other proprietary right but restricted to those parts of the Licensed Software developed by the Developer.. Developer will indemnify the Company against all costs, damages and legal fees finally awarded, on the condition that;
                               (a) the Company promptly
                               notified Developer in writing of
                               the claim, and
                               (b) Developer has sole control
                               of the defence and all related
                               settlement negotiations

            (2)If the Licensed Software becomes, or in Developer's opinion is likely to become, the subject of a claim or infringement, Developer shall, at its option and expense, either procure for the Company the right to continue using the Licensed Software or replace or modify the Licensed Software so that it becomes non-infringing. If neither of the foregoing alternatives is reasonably available, the Company agrees, on one month's written notice from Developer, to return the original copy and all other copies of the Licensed Software to Developer.

            (3) Clauses 12(1) and (2) shall not apply to any claim based upon:
                           (a)    use of other than a current
                           unaltered release of the Licensed
                           Software if the infringement would
                           have been avoided by the use of a
                           current unaltered release of the
                           Licensed Software;
                           (b)    the combination, operation or
                           use of any Licensed Software with
                           non-Developer software or data if
                           the infringement would have been
                           avoided by the combination,
                           operation or use of the Licensed
                           Software with other software or
                           data, or
                           (c)    the use of the Licensed
                           Software in other than the operating
                           environment specified for it by
                           Developer if the infringement would
                           have been avoided by use in the
                           operating environment specified by
                           Developer.

                       (4) The same warranties and duties
               regarding the full rights to use the Company's
               Technology by the Developer are given by the Company to the Developer.

     13. RELEVANT LAW

            This Agreement shall be construed and its interpretation shall be governed exclusively, in all respects, by the laws of the State of California, U.S.A.

     14. GOOD FAITH

            Each of the Parties acknowledge to one another that each respectively intends to perform its obligations as specified in this Agreement and to proceed in good faith to the successful conclusion of the project.

     15. PARTIES TO ACT REASONABLY

            The Parties agree to act reasonably in exercising any discretion, judgment, approval, or extension of time which may be required to effect the purpose and intent of this Agreement.

     16. PREVIOUS AGREEMENT

            This Agreement shall be deemed to supersede any prior or collateral undertakings, warranties or Agreements, whether oral or written, but shall amalgamate and merge herein the oral agreement between the parties relating to the completion of Phase 1 which all parties herby acknowledge as completed.

     17. NOTICES

            Unless otherwise provided in this Agreement, any notice under this Agreement shall be in writing and shall be sufficiently given if delivered personally or mailed by prepaid registered post to Company or Developer at their respective addresses set forth below or at such other then current address as is specified by notice. During a period of actual or threatened postal disruption or dispute in the country in which the notice is to be mailed or received, any such notice may not be mailed, but must be delivered personally. If notice is given by prepaid post in accordance with this section, it shall be deemed to have been received on the third Business Day following the day of mailing. Notice may also be delivered by fax to the addressee at the fax number noted below provided that it shall be deemed to have been received on the next Business Day following the date of transmission and further provided that the original notice shall on or before the next Business Day be delivered personally or mailed by prepaid registered post to the addressee.

            To Developer:
             Attention: The President Nicola Di Tomaso
             Rome, via degli Eroi di Cefalonla, 37
             Italy 00128
            To Company:
             Robert Cezar
             d/b/a TeleSpace
             124 South Halcyon Road
             Arroyo Grande, California 93420

     18. NON-ASSIGNMENT

            This Agreement is personal to Company, and Company may not assign, sublicense or transfer any of its rights or obligations under this Agreement without the prior written consent of Developer.

     19. HEADINGS

            The headings in this Agreement have been inserted for convenience only, and are not to affect the interpretation of this Agreement.

     20. SEVERABILITY

            If any provision of this Agreement is held invalid under an applicable statute or rule of law, such invalidity shall not affect other provisions of this Agreement which can be given effect without the invalid provisions, and to this end the provisions of this Agreement are declared to be severable. Notwithstanding the above, such invalid provision shall be construed, to the extent possible, in accordance with the original intent of the Parties.

     21. DISPUTE RESOLUTION

     Any controversy or claim arising out of or relating to this contract shall be determined by arbitration in accordance with the International Arbitration Rules of the International Chambre of Commerce and to be held in Paris
     France.

     22. NON-WAIVER

            Failure by either Party to enforce any term of this Agreement shall not be deemed a waiver of enforcement of that term or any other term.

     23. SUCCESSORS AND ASSIGNS

            This Agreement shall ensure to the benefit of and be binding upon the Parties and their respective successors and assigns.



     24. CURRENCY OF CONTRACT

            All payments and amounts referred to in this Agreement shall be in United States currency.

     25. CONFLICTS AND GOVERNING LAW

            If any of the provisions of this Agreement are invalid under any applicable statute or rule of law, they are, to that extent, deemed omitted. This Agreement shall be governed by the laws of the State of California, U.S.A. and shall be read with all changes in gender and number as may be required by the context.

            In witness whereof the Parties have signed this Agreement on the dates as noted below.

            Signed, sealed and delivered
            in the presence of:


     AMERICOM USA, INC.,


     Per:_______________


     SYSTEAM SPA,


     Per:_______________